For Immediate Release

Ferro Announces Completion of Financial Filings for

2006 First and Second Quarters

•	First and second quarters set consecutive quarterly sales records

•	First half net income from continuing operations more than doubles from 2005

CLEVELAND, Ohio – December 11, 2006 – Ferro Corporation (NYSE: FOE) announced today that it has filed its Quarterly Reports on Form 10-Q with the U.S. Securities and Exchange Commission (SEC) for the three-month periods ended March 31 and June 30, 2006.

Sales for the first quarter ended March 31, 2006, were $505.2 million, an increase of 9.4% from the first quarter of 2005. Net income from continuing operations was $8.4 million, or $0.19 per diluted share, compared with $0.6 million, or less than $0.01 per share, in the first quarter of 2005.

Sales for the second quarter, ended June 30, 2006, were $538.5 million, an increase of 8.4% from the prior year’s quarter. Net income from continuing operations was $10.5 million, or $0.24 per share, compared with $8.1 million, or $0.18 per share, in the second quarter of 2005.

“Ferro turned in an excellent first half,” said President and CEO James Kirsch. “We are looking forward to building on this good start as we complete 2006 and move into 2007. We will continue to win from within as we build our foundation for high-quality earnings growth.”

Included in the first quarter net income from continuing operations were certain items, that had a combined negative pre-tax effect of approximately $4.8 million. These charges were primarily from expenses related to the accounting investigation and restatement of 2003 and first quarter 2004 results. These items reduced first quarter net income from continuing operations by $0.07 per share. In the first quarter of 2005, these charges reduced net income by $0.11 per share. In addition, the Company recognized a $2.9 million non-cash, pre-tax loss in the first quarter resulting from mark-to-market supply contracts for natural gas. The Company recognized a $2.4 million non-cash, pre-tax gain from natural gas supply contracts in the 2005 first quarter.

Included in the second quarter net income were additional items that had a combined net unfavorable pre-tax effect of approximately $3.7 million. These items primarily included charges for the write-off of previously unamortized fees and discounts for certain of the Company’s former borrowings, and charges related to the accounting investigation and restatement. These items reduced second quarter net income by approximately $0.06 per share. In the second quarter of 2005, charges reduced net income by $0.04 per share. In addition, during the 2006 second quarter, the Company recognized a $0.3 million non-cash, pre-tax, mark-to-market loss from natural gas contracts, compared to a $0.8 million loss in the second quarter of 2005.

Changes in 2006 First Quarter Results From Prior Announcement

The results for the 2006 first quarter differ from the preliminary earnings announced by the Company on July 12, 2006, largely as a result of the final determination of the appropriate timing for charges and benefits associated with a benefit plan curtailment and changes in the Company’s employee pension plan and retiree benefits programs. Charges and benefits related to the benefit plan curtailment and pension plan changes are recorded in the results for the second quarter of 2006 rather than in the first quarter, as originally anticipated. As a result of the changes, net income for the first quarter is $1.3 million higher than originally indicated.

Second Quarter Results

Sales for the second quarter set a record, surpassing the record set in the first quarter of 2006. Sales were particularly strong in the Electronic Materials segment, where revenue increased by 33%. Sales also increased in Color and Glass Performance Materials, Performance Coatings and Polymer Additives. Sales declined less than one percent in Specialty Plastics and declined in the Other segment. Sales benefited by less than one percent from changes in foreign exchange rates.

Most of the revenue increase for the quarter was due to increases in average selling prices, including changes in product mix and price increases. Total product volume was about flat with the second quarter of 2005.

Gross margins for the second quarter were 20.6% of sales. Across the Company, improved pricing and product mix were able to fully offset increases in the cost of raw materials during the quarter. However, an increase in precious metal prices, which are generally passed through to customers without mark-up, lowered the gross margin percentage.

Sales, general and administrative (SG&A) expenses for the second quarter were $78.7 million, or 14.6% of sales. SG&A expense was nearly flat with the prior-year and was lower as a percent of sales than the 15.9% recorded in the second quarter of 2005. Included in the second quarter SG&A expense were additional items that had a combined net unfavorable pre-tax effect of approximately $1.6 million. These items primarily included charges related to the accounting investigation and restatement. Additionally, the effects of certain retirement plan events largely offset one another. These second quarter events included a $4.8 million settlement charge relating to the lump sum payment to the beneficiary of the Company’s deceased former Chief Executive Officer from a non-qualified defined benefit retirement plan, offset by curtailment gains totaling $4.8 million related to limiting future retirement benefits under the Company’s largest United States defined benefit pension plan and limiting eligibility for its United States retiree medical and life insurance programs.

Total segment income for the second quarter was $42.7 million, an increase of 19.3% from the second quarter of 2005. For the first half, total segment income increased to $84.9 million, an increase of $21.4 million, or 34%, from the first half of 2005.

As of the end of June, total debt, including off balance arrangements, was $660.4 million, an increase of $105.7 million from the end of 2005. As previously indicated, this increase was the result of increased deposit requirements for precious metal consignment arrangements and for working capital to support increased sales. The Company expects to reduce the amount of material under consignment requiring cash deposits by year end and anticipates that substantially all of the deposits will be returned in the first quarter of 2007.

Interest expense for the quarter was $18.1 million, reflecting increases in the Company’s debt and higher interest rates. The interest expense also includes a non-recurring charge of $2.5 million for unamortized fees and discounts associated with the Company’s previous credit facility and certain of the Company’s notes and debentures where the Company had received acceleration notices.

Third Quarter Preliminary Results

Sales for the third quarter are expected to be approximately $500 million, up more than 7% from the third quarter of 2005. Current business conditions remain generally favorable in the Company’s markets, although there has been some weakening of demand from specific regions and application markets. In the U.S., housing and automotive-related demand was weaker than previously expected while demand in Europe continued to be relatively strong. In addition to these market issues, interest expense for the third quarter was higher than originally forecast, as the Company continued to fund a higher-than-expected level of cash deposits for precious metal consignments.

The Company now expects to report net income for the third quarter ended September 30, 2006 of approximately $0.12 per diluted share. Included in the preliminary earnings per-share results are charges, primarily related to previously announced restructuring programs, which reduced earnings by approximately 2 cents per share. Fourth quarter 2006 sales are expected to be modestly higher than in the third quarter.

These preliminary results are subject to final reviews and adjustments prior to the filing of the Company’s Quarterly Reports on Form 10-Q.

Third Quarter Financial Filings and Conference Call

The Company expects to file its third quarter results on Form 10-Q prior to the end of December. With that filing, the Company will be current in its financial filings with the SEC. Shortly after the filing, the Company will issue a press release and conduct a conference call to discuss the results in detail. Information regarding the conference call will be provided in a press release prior to the call.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,800 employees globally and reported 2005 sales of $1.9 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	The Company depends on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which the Company participates are highly competitive and subject to intense price competition.

•	The Company is striving to improve operating margins through price increases, productivity gains and improved purchasing techniques, but it may not be successful in achieving the desired improvements.

•	The Company’s products are sold into industries that are heavily influenced by consumer spending or otherwise have proven to be unpredictable and cyclical.

•	The global scope of the Company’s operations exposes the Company to risks related to currency conversion and changing economic, social and political conditions around the world.

•	The Company has a growing presence in the Asia/Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect sales of the Company’s products.

•	The Company’s operations are subject to stringent environmental, health and safety regulations and compliance with those regulations could require the Company to make significant investments.

•	The Company depends on external financial resources and any interruption in access to capital markets or borrowings could adversely affect the Company’s financial condition.

•	Interest rates on some of the Company’s external borrowings are variable and the Company’s borrowing cost could be affected adversely by interest rate increases.

•	Many of the Company’s assets are encumbered by liens that have been granted to lenders and those liens affect the Company’s flexibility in making timely dispositions of property and businesses.

•	The Company is subject to a number of restrictive covenants in its credit facilities and those covenants could affect the Company’s flexibility in making investments and acquisitions.

•	The Company has deferred tax assets and its ability to utilize those assets will depend on the Company’s future performance.

•	The Company is a defendant in several lawsuits that could have, unless successfully resolved, an adverse effect on the Company’s financial condition and/or financial performance.

•	The Company’s businesses depend of a continuous stream of new products and failure to introduce new products could affect the Company’s sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of the Company’s annual expenses, and the funding of these costs could adversely affect the Company’s financial condition.

•	The Company is exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2006	2005

Net Sales	$505,153	$461,674

Cost of Sales	397,246	368,716

Selling, General and Administrative Expenses	79,104	83,561

Other Charges (Income):
Interest Expense	13,250	11,028
Foreign Currency Expense, Net	321	767
Miscellaneous Expense (Income), Net	2,656	(1,828)

Income Before Taxes	12,576	(570)
Income Tax Expense (Benefit)	4,138	(1,153)

Income from Continuing Operations	8,438	583

Loss On Disposal of Discontinued Operations, net	126	65

Net Income	8,312	518

Dividends on Preferred Stock	328	387

Net Income Available to Common Shareholders	$7,984	$131

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.19	$0.00
From Discontinued Operations	($0.00)	($0.00)

	$0.19	$0.00

Diluted
From Continuing Operations	$0.19	$0.00
From Discontinued Operations	($0.00)	($0.00)

	$0.19	$0.00

Dividends	$0.145	$0.145

Shares Outstanding:
Basic	42,337,283	42,280,777
Diluted	42,347,378	42,335,574
End of Period	42,451,610	42,376,076

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2006	2005	2006	2005

Net Sales	$538,492	$496,626	$1,043,645	$958,300

Cost of Sales	427,602	392,160	824,848	760,876

Selling, General and Administrative Expenses	78,735	78,794	157,839	162,355
Other Charges (Income):
Interest Expense	18,087	11,678	31,337	22,706
Foreign Currency Expense, Net	219	219	540	986
Miscellaneous Expense (Income), net	(1,784)	1,785	872	(43)

Income Before Taxes	15,633	11,990	28,209	11,420
Income Tax Expense	5,142	3,913	9,280	2,760

Income from Continuing Operations	10,491	8,077	18,929	8,660

Loss On Disposal of Discontinued Operations, net	341	154	467	219

Net Income	10,150	7,923	18,462	8,441

Dividends on Preferred Stock	317	375	645	762

Net Income Available to Common Shareholders	$9,833	$7,548	$17,817	$7,679

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.24	$0.18	$0.43	$0.19
From Discontinued Operations	($0.01)	($0.00)	($0.01)	($0.01)

	$0.23	$0.18	$0.42	$0.18

Diluted
From Continuing Operations	$0.24	$0.18	$0.43	$0.19
From Discontinued Operations	($0.01)	($0.00)	($0.01)	($0.01)

	$0.23	$0.18	$0.42	$0.18

Dividends	$0.145	$0.145	$0.29	$0.29

Shares Outstanding:
Basic	42,448,004	42,295,830	42,392,643	42,288,303
Diluted	42,463,737	42,322,426	42,405,558	42,329,000
End of Period	42,387,661	42,313,758	42,387,661	42,313,758

Ferro Corporation and Consolidated Subsidiaries
Segment Sales and Segment Income
(Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
	2006	2005
Segment Sales
Performance Coatings	$126,109	$118,716
Electronic Materials	107,366	78,168
Color and Glass Perf. Materials	94,612	92,619
Polymer Additives	82,723	76,308
Specialty Plastics	71,724	70,861
Other	22,619	25,002

Total	$505,153	$461,674

Segment Income
Performance Coatings	$8,995	$7,796
Electronic Materials	8,182	(237)
Color and Glass Perf. Materials	12,866	10,923
Polymer Additives	4,562	4,820
Specialty Plastics	5,946	3,592
Other	1,597	815

Total Segment Income	$42,148	$27,709

Unallocated expenses — Consolidated Results
Unallocated expenses	$13,345	$18,312
Interest expense	13,250	11,028
Other expense (income), Net	2,977	(1,061)

Income (loss) before taxes from continuing operations	$12,576	($570)

Geographic Sales
United States	$248,671	$226,062
International	256,482	235,612

Total	$505,153	$461,674

Ferro Corporation and Consolidated Subsidiaries
Segment Sales and Segment Income
(Unaudited)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Segment Sales
Performance Coatings	$135,959	$130,044	$262,068	$248,760
Electronic Materials	123,167	92,646	230,533	170,814
Color and Glass Perf. Materials	102,987	95,994	197,599	188,613
Polymer Additives	82,519	78,570	165,242	154,878
Specialty Plastics	72,039	72,456	143,763	143,318
Other	21,821	26,916	44,440	51,917

Total	$538,492	$496,626	$1,043,645	$958,300

Segment Income
Performance Coatings	$11,267	$9,334	$20,262	$17,130
Electronic Materials	10,350	4,427	18,532	4,190
Color and Glass Perf. Materials	11,918	11,948	24,784	22,871
Polymer Additives	3,340	5,582	7,902	10,402
Specialty Plastics	4,182	3,271	10,128	6,864
Other	1,651	1,230	3,248	2,044

Total Segment Income	$42,708	$35,792	$84,856	$63,501

Unallocated expenses – Consolidated Results
Unallocated expenses	$10,553	$10,120	$23,898	$28,432
Interest expense	18,087	11,678	31,337	22,706
Other expense (income), Net	(1,565)	2,004	1,412	943

Income before taxes from continuing operations	$15,633	$11,990	$28,209	$11,420

Geographic Sales
United States	$257,858	$240,053	$506,529	$466,115
International	280,634	256,573	537,116	492,185

Total	$538,492	$496,626	$1,043,645	$958,300

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
(Dollars in thousands)	(Unaudited)

Assets

Current Assets:
Cash and Cash Equivalents	$15,509	$17,413
Accounts and Trade Notes Receivable, net	224,510	182,390
Inventories	241,253	215,257
Other Current Assets	193,072	195,659

Total Current Assets	674,344	610,719

Property, Plant & Equipment, net	530,673	531,139
Intangibles, net	410,824	410,666
Miscellaneous Other Assets	146,720	116,020

Total Assets	$1,762,561	$1,668,544

Liabilities and Shareholders’ Equity

Current Liabilities:
Notes and Loans Payable	$8,691	$7,555
Accounts Payable	245,166	236,282
Other Current Liabilities	133,996	123,047

Total Current Liabilities	387,853	366,884

Long-Term Debt, less current portion	592,815	546,168
Other Non-Current Liabilities	255,730	266,933

Total Liabilities	1,236,398	1,179,985

Series A Convertible Preferred Stock	17,730	20,468

Shareholders’ Equity	508,433	468,091

Total Liabilities and Shareholders’ Equity	$1,762,561	$1,668,544